UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant	☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SONIM TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

AJP HOLDING COMPANY, LLC

ORBIC NORTH AMERICA, LLC

JEFFREY WANG

PARVEEN NARULA

ASHIMA NARULA

DOUGLAS B. BENEDICT

JOSEPH M. GLYNN

GREGORY MARK JOHNSON

SUREN SINGH

MICHAEL WALLACE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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AJP Holding Company, LCC (“AJP”) and Orbic North America, LLC (“Orbic”), issued the following press release and open letter to stockholders of Sonim Technologies, Inc., a Delaware corporation (the “Company”).

AJP and Orbic Issue Open Letter to Fellow Sonim Stockholders

Hauppauge, New York – July 9, 2025 – AJP Holding Company, LLC (“AJP”) and Orbic North America, LLC (“Orbic”), an international leader in mobile technology innovation, which together have an investment representing an approximately 19% economic interest in Sonim Technologies, Inc. (NASDAQ: SONM) ("Sonim" or the "Company"), today sent an open letter to the stockholders of Sonim.

In its letter, AJP and Orbic highlight, in the view of AJP and Orbic, the continued devastating losses suffered by Sonim and its stockholders under the management of the incumbent Board and a seriously flawed strategic evaluation process pursued by the Special Committee of the Board. All stockholders are urged to support AJP’s and Orbic’s slate of highly qualified and independent nominees at the Company’s upcoming Annual Meeting of Shareholders scheduled for July 18, 2025. Only through an immediate and dramatic transformation in leadership will Sonim and its stockholders see meaningful positive change.

The full text of the letter follows:

July 9, 2025

Dear Fellow Stockholders,

Enough is enough. The entrenched Sonim board just turned down another superior offer to acquire substantially all of the assets of Sonim—an offer that would have delivered an immediate and substantial premium to you, the true owners. Instead, they chose to protect their own positions and ignore your best interests. We are calling for immediate change. That is why we are seeking your support to reconstitute the Board with independent, experienced directors who will prioritize stockholder value over self-preservation. This is your chance to take back control and install a Board that works for you, not against you. WE URGE YOU TO VOTE YOUR SHARES ON THE BLUE PROXY CARD FOR THE AJP/ORBIC NOMINEES.

●	SONIM’S SPECIAL COMMITTEE FAILED TO ENGAGE WITH ORBIC ON THE REVISED PROPOSAL:

o	LACK OF ENGAGEMENT: We believe Sonim’s current board of directors, and the Special Committee has failed to act in your best interests. Despite presenting a credible, fully committed financed offer to acquire substantially all of the assets of Sonim at a significant premium, the Special Committee has again chosen to mischaracterize the validity of our offer without any dialogue with us. In fact, even despite our clearly superior offer and repeated outreach to Sonim, Sonim would not engage in any discussion regarding a potential transaction, citing that it was prevented from doing so due to exclusivity granted to Social Mobile®. Sonim has not demonstrated that it has made any significant progress on negotiations with Social Mobile® or disclosed to stockholders the length of the exclusivity period. HOW LONG SHOULD YOU BE KEPT IN THE DARK?

o	THE REVISED OFFER REPRESENTS A 66.7% PREMIUM: The revised offer represents a 66.7% premium of the amount payable by Social Mobile® at an initial closing of that transaction (and a 25% premium if the earnout feature of the proposed Social Mobile® transaction is achieved). Orbic is prepared to move forward expeditiously with the negotiation of an asset purchase of substantially all of Sonim’s assets. Orbic’s non-binding offer is backed by a $50 million financing commitment from a third-party lender. Sonim’s Special Committee continues to claim that it is committed to maximizing stockholder value; however, they have failed to provide stockholders with the details of how they will achieve the value.

●	SONIM HAS YET TO SIGN AGREEMENTS WITH SOCIAL MOBILE® OR ITS UNNAMED ACQUIRER FOR THE SALE OF ITS PUBLIC COMPANY SHELL:

WHERE ARE THE DETAILS?: The Sonim board of directors signed a letter of intent with Social Mobile® over a month ago, however, there has yet to be an agreement signed. WHAT IS TAKING SO LONG? Further, Sonim has still not provided you with any specific details on how the proposed non-binding letter of intent for an asset sale to Social Mobile® or non-binding letter of intent for a proposed sale of Sonim’s public company shell will translate into stockholder value. Sonim’s recent announcements continue to fail to provide sufficiently quantifiable metrics, verifiable data and financial analysis demonstrating how the proposed transactions will deliver tangible benefits. WHAT IS SONIM HIDING?

●	SONIM’S PRECIPITOUS STOCK PRICE DECLINE HAS DEVASTATED STOCKHOLDER VALUE:

o	SONIM’S STOCK PRICE DECLINED BY APPROXIMATELY 74.94%: Sonim’s stock price has continued to decline approximately 74.94% over the three-month period ending on July 3, 2025, sadly as shown in the chart below:

o	SONIM’S SHARES SINK AFTER ANOTHER PUBLIC OFFERING: Following the announcement of our revised offer, Sonim’s board of directors undertook another dilutive stock offering, which has further devastated stockholder value and eroded the value of your investment. Sonim offered an additional 7.4 million shares at $0.75 a share, a steep discount to the market price on July 1, 2025, resulting in its stock price plunging by approximately 38%.

o	STOCKHOLDERS SHOULD BE FURIOUS: The Sonim board of directors disastrous track record of operating performance and ill-advised financing strategies have continued to destroy stockholder value, all with little to no communication to stockholders. WHY SHOULD STOCKHOLDER’S TRUST SONIM’S BOARD OF DIRECTORS?

●	YOU DESERVE BETTER: You deserve better than this. Our slate of nominees will provide Sonim with better leadership to unlock stockholder value.

WE URGE YOU TO VOTE YOUR SHARES ON THE BLUE PROXY CARD FOR THE AJP/ORBIC NOMINEES.

The outcome of the 2025 Annual Meeting will determine whether stockholders will continue to be subject to an underperforming, entrenched and self-interested board of directors and management team or will have a new group of professional leaders that will breathe life into Sonim. We believe that a transformation in leadership is crucial for Sonim’s future success and stockholder value.

AJP and Orbic strongly contend that it is time for an immediate and dramatic change. Sonim stockholders deserve strong, capable and open-minded directors, such as the AJP/Orbic nominees, who have the experience and desire to explore every opportunity to unlock stockholder value and return Sonim to profitability.

We need your help to unseat Sonim’s incumbent board of directors by electing the AJP/Orbic nominees. A lot rides on your vote and every vote matters! VOTE YOUR SHARES ON THE BLUE PROXY CARD IN FAVOR OF THE AJP/ORBIC NOMINEES.

Respectfully,

Parveen (Mike) Narula,

on behalf of AJP Holding Company, LLC

-and-

Orbic North America, LLC

YOUR VOTE IS IMPORTANT NO MATTER HOW FEW SHARES OF ORBIC STOCK YOU OWN. THE AJP/ORBIC PARTIES URGE YOU TO SIGN, DATE AND RETURN THE BLUE UNIVERSAL PROXY CARD OR BLUE VOTING INSTRUCTION FORM TODAY TO VOTE “FOR” EACH OF DOUGLAS B. BENEDICT, JOSEPH M. GLYNN, GREGORY M. JOHNSON, SURENDRA SINGH AND MICHAEL WALLACE TO BE ELECTED TO THE SONIM BOARD OF DIRECTORS, “WITHHOLD” ON THE ELECTION OF THE OPPOSED SONIM NOMINEES AND “AGAINST” THE COMPANY’S EQUITY INCENTVE PLAN PROPOSAL AND “AGAINST” THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION PROPOSAL.

For assistance: If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, Alliance Advisors LLC, 150 Clove Rd., #400, Little Falls Township, NJ 07424. You can reach them toll-free at 833-218-3964 or by email at orbic@allianceadvisors.com.

For more information or assistance with voting your shares, please call AJP/Orbic's proxy solicitor:

Alliance Advisors LLC

150 Clove Rd, #400
Little Falls Township, NJ 07424
Stockholders Call Toll-Free: 833-218-3964
E-mail: orbic@allianceadvisors.com

About Orbic

Orbic, a U.S.-headquartered technology company based in New York, reimagines the connected experience by thinking outside of the mainstream. Using best-in-class technology, Orbic provides meaningful features to customers seeking something unique and accessible to all, without exclusion. As a leader in developing and manufacturing innovative mobile solutions for smart, value-tech consumers, Orbic offers a full portfolio of connected solutions from smartphones and tablets to mobile hotspots and connected laptops. Orbic's extensive global ecosystem of partners, suppliers, and carriers ensures that their products deliver exceptional value and performance, making high-quality technology accessible to a wider audience. For more information, visit www.orbic.us.

Important Information and Where to Find It

The AJP/Orbic Parties have filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of BLUE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Stockholders are strongly encouraged to read the Company's definitive proxy statement (including any amendments or supplements thereto) and any other documents filed or to be filed with the SEC carefully and in their entirety when they become available because they contain or will contain important information.

You may obtain a free copy of the AJP/Orbic Parties’ proxy statement and any additional soliciting materials that they file with the SEC at the SEC’s website at www.sec.gov, or by contacting Alliance Advisors at the address and phone number indicated above.

Participants in Solicitation

AJP Holding Company, LLC, Orbic North America, LLC, Jeffrey Wang, Parveen Narula, Ashima Narula and their director nominees –Douglas Benedict, Joseph Glynn, Gregory Johnson, Suren Singh, and Michael Wallace – under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim's stockholders in connection with the election of directors at Sonim's 2025 Annual Meeting to Sonim's stockholders.

Stockholders may obtain more detailed information regarding AJP/Orbic's director nominees, under the captions "Questions and Answers Relating to this Proxy Solicitation" and Certain Information Regarding the Participants” of the AJP/Orbic Parties' definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 24, 2025.

Investor Contact:

Adam Riches

Alliance Advisors

Orbic@allianceadvisors.com

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